Exhibit 99.1

FOR RELEASE May 4, 2016

China Biologic Reports Financial Results for the

 First Quarter of 2016

1Q16 Total Sales Up 29.4% with Non-GAAP Net Income Up 29.8% YoY in RMB terms, or

 Up 21.6% YoY to $85.6 Million and 21.6% YoY to $30.4 Million in USD terms, respectively

BEIJING, China – May 4, 2016 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its financial results for the first quarter of 2016.

First Quarter 2016 Financial Highlights

•	Total sales in the first quarter of 2016 increased by 29.4% in RMB terms, or 21.6% in USD terms, to $85.6 million from $70.4 million in the same quarter of 2015.

•	Gross profit increased by 12.2% to $51.5 million from $45.9 million in the same quarter of 2015. Gross margin decreased to 60.2% in the first quarter of 2016 from 65.2% in the first quarter of 2015.

•	Income from operations increased by 9.2% to $37.9 million from $34.7 million in the same quarter of 2015. Operating margin decreased to 44.3% in the first quarter of 2016 from 49.4% in the same quarter of 2015.

•	Net income attributable to the Company increased by 12.9% to $26.2 million from $23.2 million in the same quarter of 2015. Fully diluted net income per share increased to $0.94 from $0.87 in the same quarter of 2015.

•	Non-GAAP adjusted net income attributable to the Company increased by 29.8% in RMB terms, or 21.6% in USD terms, to $30.4 million from $25.0 million in the same quarter of 2015. Non-GAAP adjusted net income per share increased to $1.09 from $0.94 in the same quarter of 2015.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We are pleased to report stronger-than-expected results for the first quarter, despite the negative impact of approximately eight percentage points from foreign currency conversion. Our sales growth was mainly attributable to greater sales volume of products made from our purchased plasma, supplemented by modest product price increases, improved product mix, and ongoing penetration into tier-one markets. During the reporting quarter, our albumin growth outperformed IVIG growth as anticipated, mainly because we sold a relatively high volume of IVIG in the first quarter of 2015 by utilizing pre-reserved plasma pastes for IVIG production. We also achieved substantial growth in certain hyper-immunoglobulin products and continued to expand our market shares for our human coagulation factor VIII and human prothrombin complex concentrate products in the reporting quarter.

As for operational developments, the plasma collection from the Xinjiang Deyuan stations remains on track. We are confident of achieving the contractual volume of 120 tonnes of plasma scheduled to be delivered to us before August 2016. The new Huitian facility, which has resumed production following its receipt of GMP certification in February 2016, is expected to deliver its first batch of approved products to the market in the second half of this year. In addition, we increased our equity interest in Guizhou Taibang to 85.3% during the reporting quarter through a series of capital injections.

We are pleased to reiterate our full year 2016 financial forecast and remain committed to our strategy of generating strong growth in plasma collection volume, maximizing product pricing, deepening IVIG penetration in tier-one markets and promoting sales of the latest plasma products to maximize our financial performance for shareholders,” Mr. Gao concluded.

First Quarter 2016 Financial Performance

Total sales increased by 29.4% in RMB terms, or 21.6% in USD terms, to $85.6 million from $70.4 million in the first quarter of 2016, compared with the same quarter of 2015. The increase was primarily attributable to the increase in sales volume of major plasma-based products and human tetanus immunoglobulin products.

During the first quarter of 2016, human albumin and IVIG products remained the Company’s largest two sales contributors. As a percentage of total sales, sales from human albumin products remained stable at 38.1% in the first quarter of 2016, compared to 38.2% in the same quarter of 2015. Revenue from IVIG decreased to 39.9% of total sales in the first quarter of 2016 from 46.7% in the same quarter of 2015. The sales volume of human albumin and IVIG products increased by 25.6% and 7.6%, respectively, in the first quarter of 2016.

The average price for human albumin products, excluding foreign exchange impact, increased by approximately 2.8% in RMB terms, or decreased by approximately 3.4% in USD terms, in the first quarter of 2016 compared to the same quarter of 2015. The average price for IVIG products, excluding foreign exchange impact, increased by approximately 2.7% in RMB terms, or decreased by approximately 3.4% in USD terms, in the first quarter of 2016 compared to the same quarter of 2015.

Revenue from hyper-immune products increased by 107.0% in the first quarter of 2016 compared to the same quarter of 2015, reaching 10.4% of total sales. Revenue from other plasma products including human coagulation factor VIII and human prothrombin complex concentrate also increased by 147.1% in the first quarter of 2016 compared to the same quarter of 2015, reaching 4.9% of total sales.

Cost of sales increased by 39.2% to $34.1 million in the first quarter of 2016 from $24.5 million in the same quarter of 2015, mainly in line with the total sales growth. As a percentage of total sales, cost of sales was 39.8%, compared to 34.8% in the same quarter of 2015. The increase in cost of sales as a percentage of total sales was mainly due to the higher cost of products made from the purchased raw plasma.

Gross profit increased by 12.2% to $51.5 million in the first quarter of 2016 from $45.9 million in the same quarter of 2015. Gross margin decreased to 60.2% in the first quarter of 2016 from 65.2% in the same quarter of 2015, due to the higher cost of products made from the purchased raw plasma.

Total operating expenses in the first quarter of 2016 increased by 22.5% to $13.6 million from $11.1 million in the same quarter of 2015, mainly resulting from higher share-based compensation expense. As a percentage of total sales, total operating expenses remained stable at 15.9% in the first quarter of 2016 compared with 15.8% in the same quarter of 2015.

Selling expenses in the first quarter of 2016 decreased by 40% to $1.2 million from $2.0 million in the same quarter of 2015. As a percentage of total sales, selling expenses were 1.4%, down from 2.8% in the first quarter of 2015, primarily due to the promotion activities on human rabies immunoglobulin products carried out in the same quarter of 2015.

General and administrative expenses in the first quarter of 2016 increased by 43.0% to $11.3 million from $7.9 million in the same quarter of 2015. As a percentage of total sales, general and administrative expenses were 13.2% and 11.2% in the first quarter of 2016 and 2015, respectively. The increase in general and administrative expenses was mainly due to a $2.6 million increase in share-based compensation expense. Excluding the impact of share-based compensation expense, general and administrative expenses were 7.9% and 8.4% as a percentage of total sales in the first quarter of 2016 and 2015, respectively.

Research and development expenses in the first quarter of 2016 were $1.1 million, or 1.3% of total sales, compared to $1.3 million, or 1.9% of total sales, in the same quarter of 2015, primarily because the Company received government grants of $0.1 million in the first quarter of 2016 and recognized them as reduction of research and development expenses.

Income from operations for the first quarter of 2016 increased by 9.2% to $37.9 million from $34.7 million in the same quarter of 2015. Operating margin was 44.3% in the first quarter of 2016, compared to 49.4% in the same quarter of 2015.

Net income attributable to the Company increased by 12.9% to $26.2 million in the first quarter of 2016 from $23.2 million in the same quarter of 2015. Fully diluted net income per share was $0.94 in the first quarter of 2016, compared to $0.87 in the first quarter of 2015.

Non-GAAP adjusted net income attributable to the Company was $30.4 million in the first quarter of 2016, or $1.09 per diluted share, representing an increase of 29.8% in RMB terms, or 21.6% in USD terms, from $25.0 million, or $0.94 per diluted share, in the same quarter of 2015.

Non-GAAP adjusted net income and diluted earnings per share for the three month ended March 31, 2016 exclude $4.2 million of non-cash employee share-based compensation expenses.

As of March 31, 2016, the Company had $180.1 million in cash and cash equivalents, primarily consisting of cash on hand and demand deposits.

Net cash provided by operating activities for the first quarter of 2016 was $24.2 million, as compared to $16.5 million for the same quarter of 2015. The increase in net cash provided by operating activities was largely consistent with the improvements in our results of operations, the speed-up of accounts receivable collection and the increase of net non-cash operating expenses, partially offset by the increase in inventories in the first quarter of 2016.

Accounts receivable increased by $5.3 million during the first quarter of 2016, as compared to $9.2 million during the same quarter of 2015. The accounts receivable turnover days for plasma products decreased to 33 days during the first quarter of 2016, from 38 days during the same period in 2015, mainly because the Company no longer offered the long credit term policy to human rabies immunoglobulin distributors in the first quarter of 2016 as it did in the same quarter of 2015 to gain market share.

Inventories increased by $3.9 million in the first quarter of 2016, as compared to $1.9 million during the same quarter of 2015, primarily due to the increase of source plasma from the collection stations of Xinjiang Deyuan.

Net cash used in investing activities for the first quarter of 2016 was $19.9 million, as compared to $8.5 million for the same quarter of 2015. During the first quarter of 2016, the Company paid $14.6 million for the acquisition of property, plant and equipment, intangible assets and land use rights and provided a loan of $6.3 million to Xinjiang Deyuan pursuant to a cooperation agreement in August 2015. During the first quarter of 2015, the Company paid $8.5 million for the acquisition of property, plant and equipment.

Net cash provided by financing activities for the first quarter of 2016 was $29.8 million, as compared to net cash used in financing activities of $2.1 million for the same quarter of 2015. The net cash provided by financing activities in the first quarter of 2016 mainly consisted of proceeds of $37.8 million from the maturity of deposits used as security for bank loans, partially offset by a dividend payment of $7.9 million paid by Shandong Taibang to its minority shareholder. Net cash used in financing activities for the first quarter of 2015 mainly consisted of a repayment of $31.6 million on a short-term bank loan and a dividend of $3.0 million to be held in escrow by a trial court in connection with disputes with a minority shareholder of Guizhou Taibang, partially offset by the maturity of a $32.0 million deposit as security for the same short-term bank loan.

Financial Outlook

For the full year of 2016, the Company reiterates its full year forecast of total sales growth of 21% to 23% in RMB terms and non-GAAP adjusted net income growth of 24% to 26% in RMB terms over 2015 financial results. This guidance does not factor in any potential foreign currency translation impact. Having previously adopted an exchange rate of approximately RMB6.21 = $1.00 based on weighted average quarterly exchange rates in 2015 in translating 2015 financial results, the Company expects that the total sales and non-GAAP adjusted net income in USD terms in 2016 will be adversely affected by the foreign currency translation impact.

This guidance assumes only organic growth, excluding acquisitions, and necessarily assumes no significant product price changes during 2016. This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company’s management will hold a conference call at 7:30 a.m. ET on Thursday, May 5, 2016, which is 7:30 p.m., Beijing Time on May 5, 2016, to discuss first quarter 2016 results. Listeners may access the call by dialing:

US:	1 888 346 8982
International:	1 412 902 4272
Hong Kong:	800 905 945
China:	400 120 1203

A telephone replay will be available one hour after the conclusion of the conference call through May 12, 2016. The dial-in details are:

US:	1 877 344 7529
International:	1 412 317 0088
Passcode:	10084819

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic Products, Inc. (NASDAQ: CBPO), is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosage forms of plasma products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals, distributors and other healthcare facilities in China. For additional information, please see the Company's website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options and restricted shares granted to employees and directors under the Company's 2008 Equity Incentive Plan. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “intend,” “believe,” “expect,” “are expected to,” “will,” or similar expressions, and involve known and unknown risks and uncertainties. Among other things, the Company’s plans regarding the production and sale of plasma products made from the purchased raw materials and the management’s quotations and forecast of the Company’s financial performance in this news release contain forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, without limitation, quality inspection of purchased source plasma, potential delay or failure to complete construction of new collection facilities, potential inability to pass government inspection and certification process for existing and new facilities, potential inability to achieve the designed collection capacities at the new collection facilities, potential inability to achieve the expected operating and financial performance, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three Months Ended
	March 31, 2016	March 31, 2015
	USD	USD
Sales	85,587,711	70,354,331
Cost of sales	34,043,435	24,461,575
Gross profit	51,544,276	45,892,756

Operating expenses
Selling expenses	1,227,670	1,950,688
General and administrative expenses	11,328,013	7,853,195
Research and development expenses	1,094,723	1,342,322
Income from operations	37,893,870	34,746,551

Other income (expenses)
Equity in loss of an equity method investee	(216,315)	(95,067)
Interest income	1,751,140	1,376,847
Interest expense	(88,550)	(756,821)
Total other income, net	1,446,275	524,959

Earnings before income tax expense	39,340,145	35,271,510

Income tax expense	6,607,103	5,616,150

Net income	32,733,042	29,655,360

Less: Net income attributable to noncontrolling interest	6,535,787	6,492,888

Net income attributable to China Biologic Products, Inc.	26,197,255	23,162,472

Net income per share of common stock:
Basic	0.96	0.91
Diluted	0.94	0.87
Weighted average shares used in computation:
Basic	26,585,926	24,816,877
Diluted	27,126,838	26,066,786

Net income	32,733,042	29,655,360

Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	2,569,752	(854,362)

Comprehensive income	35,302,794	28,800,998

Less: Comprehensive income attributable to noncontrolling interest	6,978,683	6,455,112

Comprehensive income attributable to China Biologic Products, Inc.	28,324,111	22,345,886

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	180,116,752	144,937,893
Time deposits	-	38,032,593
Accounts receivable, net of allowance for doubtful accounts	30,593,102	25,144,969
Inventories	130,877,257	126,395,312
Prepayments and other current assets, net of allowance for doubtful accounts	21,663,389	24,545,597
Deposits related to land use rights, current portion	10,307,682	10,056,200
Total Current Assets	373,558,182	369,112,564

Property, plant and equipment, net	115,500,723	105,364,251
Land use rights, net	24,932,269	23,576,300
Equity method investment	8,543,149	8,718,133
Loan receivable	46,431,000	39,834,173
Other non-current assets	3,199,391	4,861,075
Total Assets	572,164,714	551,466,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	5,994,820	9,681,835
Other payables and accrued expenses	42,626,588	57,462,563
Income tax payable	8,226,534	4,510,986
Total Current Liabilities	56,847,942	71,655,384

Deferred income	4,420,053	4,525,867
Other liabilities	6,703,382	8,323,446
Total Liabilities	67,971,377	84,504,697

Stockholders’ Equity
Common stock:
par value $0.0001;	2,885	2,884
100,000,000 shares authorized;
28,845,678 and 28,835,053 shares issued at March 31, 2016 and December 31, 2015, respectively;
26,590,974 and 26,580,349 shares outstanding at March 31, 2016 and December 31, 2015, respectively
Additional paid-in capital	109,649,239	105,079,845
Treasury stock: 2,254,704 shares at March 31, 2016 and December 31, 2015, at cost	(56,425,094)	(56,425,094)

Retained earnings	359,901,349	333,704,094
Accumulated other comprehensive income	2,108,251	(18,605)
Total equity attributable to China Biologic Products, Inc.	415,236,630	382,343,124

Noncontrolling interest	88,956,707	84,618,675

Total Stockholders’ Equity	504,193,337	466,961,799

Commitments and contingencies	-	-

Total Liabilities and Stockholders’ Equity	572,164,714	551,466,496

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31,	March 31,
	2016	2015
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	32,733,042	29,655,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,267,623	2,201,020
Amortization	216,971	208,237
Loss on sale of property, plant and equipment	90,261	60,540
Allowance for doubtful accounts - accounts receivable, net	-	23,656
Allowance for doubtful accounts - other receivables and prepayments	-	796
Write-down of obsolete inventories	59,560	4,576
Deferred tax (benefit) expense	(887,184)	502,563
Share-based compensation	4,569,395	1,969,973
Equity in loss of an equity method investee	216,315	95,067
Change in operating assets and liabilities:
Accounts receivable	(5,267,385)	(9,178,096)
Prepayment and other current assets	2,554,632	(1,638,307)
Inventories	(3,869,727)	(1,889,100)
Accounts payable	(3,696,808)	482,077
Other payables and accrued expenses	(8,282,055)	(5,672,053)
Deferred income	(127,705)	(74,749)
Income tax payable	3,654,815	(209,688)
Net cash provided by operating activities	24,231,750	16,541,872

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(13,672,613)	(8,478,369)
Payment for intangible assets and land use rights	(967,636)	-
Refund of deposits related to land use right	994,815	-
Proceeds from sale of property, plant and equipment and land use rights	63,397	6,219
Long-term loan lent to a third party	(6,331,518)	-
Net cash used in investing activities	(19,913,555)	(8,472,150)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	-	449,741
Repayment of short-term bank loans	-	(31,610,360)
Maturity of deposit as security for bank loans	37,756,405	31,985,122
Dividend paid by subsidiaries to noncontrolling interest shareholders	(7,921,952)	-
Dividend to the trial court to be held in escrow as to dispute with Jie’an	-	(2,988,194)
Net cash provided by (used in) financing activities	29,834,453	(2,163,691)

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	1,026,211	(738,659)

NET INCREASE IN CASH AND CASH EQUIVALENTS	35,178,859	5,167,372

Cash and cash equivalents at beginning of period	144,937,893	80,820,224

Cash and cash equivalents at end of period	180,116,752	85,987,596

Supplemental cash flow information
Cash paid for income taxes	3,867,715	5,373,179
Cash paid for interest expense	-	660,018
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	3,087,289	189,074

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended
	March 31,	March 31,
	2016	2015
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	30,442,374	24,950,406
Diluted EPS - Non GAAP	1.09	0.94
Non-cash employee stock compensation	(4,245,119)	(1,787,934)
Net Income Attributable to the Company	26,197,255	23,162,472
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,126,838	26,066,786